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EXHIBIT 1

AGREEMENT OF JOINT FILING

Endeavour Capital Advisors Inc., Laurence M. Austin and Mitchell J. Katz hereby agree that the Statement on Schedule 13G to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2017

ENDEAVOUR CAPITAL ADVISORS INC.

By:	/s/ Glenn Hofsess
Name: Glenn Hofsess
Title: Chief Financial Officer

LAURENCE M. AUSTIN

By:	/s/ Laurence M. Austin

MITCHELL J. KATZ

By:	/s/ Mitchell J. Katz